UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2013

NCR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	001-00395	31-0387920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3097 Satellite Blvd.,
Duluth, Georgia 30096
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (937) 445-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Overview
On July 25, 2013 (the "Effective Date"), NCR Corporation ("NCR") amended and restated its credit agreement (the "Credit Agreement") with and among the lenders party thereto and JPMorgan Chase Bank, N.A. ("JPMCB"), as the administrative agent.
Under the Credit Agreement, NCR refinanced its senior secured credit facilities, which now consist of senior secured credit facilities (the "Credit Facilities") in an aggregate amount of $1,965,000,000, comprised of a term loan facility (the "Term Loan Facility") in the amount of $1,115,000,000 (the loans thereunder, the "Term Loans") and a revolving facility (the "Revolving Facility") in the amount of $850,000,000 (the loans thereunder, the "Revolving Loans," and together with the Term Loans, the "Loans"). The Credit Facilities are available for working capital requirements and other general corporate purposes.
Under the Credit Agreement, J.P. Morgan Securities LLC ("JPMorgan"), Merrill Lynch Pierce Fenner & Smith Incorporated ("MLPFS"), The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("Bank of Tokyo"), RBC Capital Markets ("RBCCM"), Suntrust Robinson Humphrey, Inc. ("Suntrust") and Wells Fargo Securities, LLC ("Wells Fargo") acted as joint lead arrangers and joint bookrunners and JPMorgan, Bank of Tokyo, Bank of America, N.A., RBCCM, Suntrust Bank and Wells Fargo Bank, N.A. acted as joint syndication agents. JPMCB will act as sole administrative agent and collateral agent.
Interest Rates
Amounts outstanding under the Credit Facilities bear interest, at NCR's option, at a base rate equal to the highest of (a) the federal funds rate plus 0.5%, (b) JPMCB's "prime rate" and (c) the one-month LIBOR rate plus 1.00% (the "Base Rate"), or LIBOR, plus a margin ranging from 0.25% to 1.25% for Base Rate-based loans that are either term loans or revolving loans, and ranging from 1.25% to 2.25% for LIBOR-based loans that are either term loans or revolving loans, depending on NCR's consolidated leverage ratio. Interest for Base Rate-based loans based upon the JPMCB "prime rate" will be calculated on the basis of a 365-day year and interest for LIBOR-based loans and other Base Rate-based loans will be calculated on the basis of a 360-day year.
Fees
NCR will pay an undrawn commitment fee ranging from 0.25% to 0.50% (depending on NCR's consolidated leverage ratio) on the unused portion of the Revolving Facility. For letters of credit issued under the Revolving Facility, NCR will pay a fronting fee as agreed with each issuing bank on the aggregate face amount of each letter of credit and a fee on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to LIBOR-based loans under the Revolving Facility on the face amount of such letter of credit.
Amortization
The outstanding principal balance of the Term Loans is required to be repaid in equal quarterly installments in annual amounts equal to 5.0% of the original amount of the Term Loans in the second year following the Effective Date, 7.5% in the third year following the Effective Date, and 10.0% in the four year following the Effective Date. In the fifth year following the Effective Date, the outstanding principal balance of the Term Loans is required to be repaid in equal quarterly installments equal to 10% of the original amount of the Term Loans for three quarters beginning September 30, 2017, with the balance being due at maturity on July 25, 2018. NCR may voluntarily prepay borrowings under the Credit Facilities at any time and from time to time, without premium or penalty, other than customary "breakage costs" and fees for LIBOR-based loans.

Guarantee and Security
Pursuant to a Guarantee and Pledge Agreement among NCR, certain wholly owned domestic subsidiaries of NCR identified therein (the "Guarantors") and JPMCB, as collateral agent, dated as of August 22, 2011 (the "Collateral Agreement") as reaffirmed on the Effective Date, all obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors. Other existing and subsequently acquired domestic subsidiaries of NCR and the Guarantors may become Guarantors in the future by entering into supplements to the Collateral Agreement.
Also pursuant to the Collateral Agreement, all obligations under the Credit Agreement, and the guarantees of such obligations, are secured by a first priority lien and security interest, subject to customary exceptions, in certain equity interests owned by NCR and the Guarantors in certain of their respective domestic and foreign subsidiaries (limited, in the case of foreign subsidiaries, to less than 66 2/3% of the voting stock of such subsidiaries and 100% of the non-voting stock of such subsidiaries). Certain equity interests owned by existing and subsequently acquired subsidiaries may also be pledged in the future. On the first day on which NCR achieves an Investment Grade Rating (as defined in the Credit Agreement), the liens on the collateral will automatically terminate and be deemed to have been released. If NCR fails to maintain its Investment Grade Rating (as defined in the Credit Agreement) at any time following such date that the liens are released, then NCR shall deliver written notice thereof to the Administrative Agent and as promptly as practicable thereafter (but in any event no later than thirty (30) days), grant to the Administrative Agent a security interest in all of the collateral.
Representations, Warranties, Covenants and Events of Default
The Credit Agreement contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants and certain conditions that are customarily required for similar financings. The affirmative and negative covenants restrict or limit the ability of NCR and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to the NCR's business activities; make investments; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; repurchase stock, pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict NCR's ability to create liens, pay dividends or make loan repayments. The terms of certain covenants will be less restrictive if NCR achieves an Investment Grade Rating (as defined in the Credit Agreement).
In addition, NCR may not permit its Leverage Ratio to exceed (i) in the case of any fiscal quarter ending on or prior to December 31, 2014, (a) the sum of 4.25 and an amount (not to exceed 0.50) to reflect new debt used to reduce NCR's unfunded pension liabilities to (b) 1.00, (ii) in the case of any fiscal quarter ending on after December 31, 2014 and on or prior to December 31, 2016, (a) the sum of 4.00 and an amount (not to exceed 0.75) to reflect new debt used to reduce NCR's unfunded pension liabilities to (b) 1.00, (iii) in the case of any fiscal quarter ending after December 31, 2016 and prior to December 31, 2017, 4.00 to 1.00, and (iv) in the case of any fiscal quarter ending on or after December 31, 2017, 3.75 to 1.00. NCR also must maintain an interest coverage ratio of at least (i) 3.50 to 1.00.
The Credit Agreement also contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default could result in the termination of commitments under the Credit Facilities, the declaration that all outstanding loans are due and payable in whole or in part and the requirement of cash collateral deposits in respect of outstanding letters of credit.
Incremental Facilities
Under the Credit Agreement, NCR can request, at any time and from time to time, the establishment of one or more Term Loan and/or Revolving Credit Facilities (subject to the agreement of existing lenders or additional financial institutions to provide such Term Loan and/or Revolving Credit Facilities) with commitments in an aggregate amount not to exceed the greater of (i) $150,000,000 and (ii) such amount as would not (a) prior to the Investment Grade Date (as defined in the Credit Agreement), cause the pro forma secured leverage ratio to exceed, 2.50 to 1.0 and (b) on and after the Investment Grade Date (as defined in the Credit Agreement), cause the pro forma Leverage Ratio to exceed a ratio .50 less than the Leverage Ratio then applicable under the financial covenants, the proceeds of which can be used for working capital requirements and other general corporate purposes.
The foregoing summary of the Credit Agreement and the Collateral Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement and the Collateral Agreement, copies of which shall be filed as exhibits to NCR's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
Other Related Matters
The representations, warranties and covenants contained in the Credit Agreement and the Collateral Agreement were made solely for purposes of such documents and as of specific dates, were made solely for the benefit of the parties to the applicable documents, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Credit Agreement and the Collateral Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of NCR or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement and the Collateral Agreement which subsequent information may or may not be fully reflected in NCR's public disclosures.
Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures of the material terms and conditions of the Credit Agreement and the Collateral Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

By:	/s/ Jennifer M. Daniels
Jennifer M. Daniels
Senior Vice President, General Counsel and Corporate Secretary
Date: July 26, 2013